Exhibit 99.(10)(i)

Prudential Investments, LLC

Gateway Center Three, 4th floor
100 Mulberry Street

Newark, New Jersey 07102

, 2015

The Board of Trustees
Prudential Investment Portfolios 5
Prudential Small Cap Value Fund
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102

Re:          Cap on Fund Expenses: Prudential Small Cap Value Fund

To the Board of Trustees:

Effective     , 2015, Prudential Investments LLC (PI), as Investment Manager of Prudential Small Cap Value Fund, has contractually agreed to reimburse up to 15 basis points to the extent that the Fund’s annual operating expenses exceed 0.94% (exclusive of 12b-1 fees and certain other fees) of the Fund’s average net assets through November 30, 2016.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:

Name:	Scott E. Benjamin

Title:	Executive Vice President